SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

DOCENT, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

DOCENT, INC.
2444 CHARLESTON ROAD
MOUNTAIN VIEW, CALIFORNIA 94043

Dear Stockholders:

You are cordially invited to attend the Special Meeting of Stockholders of Docent, Inc. on Tuesday, October 15, 2002 at Docent’s executive offices at 2444 Charleston Road, Mountain View, California at 10:00 a.m. California time.

On August 16, 2002, we received a Nasdaq deficiency notice indicating Docent had 90 calendar days from that date in which to regain compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq National Market as set forth in Nasdaq Marketplace Rule 4450(e)(2). The proxy statement attached to this letter seeks your approval of a reverse stock split in the range of one-for-two (1:2) to one-for-five (1:5), with the exact ratio to be determined within this range by Docent’s Board of Directors at its sole discretion at the time it elects to effect a split. We believe your approval of this proposal is essential to fully executing our current business strategy and should also help us to avoid delisting of Docent’s stock from The Nasdaq National Market.

The business plan we have developed includes several key elements in addition to the proposed reverse stock split. We have taken a number of actions over the past few months to bring our overhead expense levels down to a level that is more appropriate in the current business climate. We also continue to invest in new product development so that we have competitive products that meet the needs of the market we serve and position the company to resume its revenue growth. In addition we have made a number of internal process changes to improve the company’s focus on customer satisfaction and our effectiveness in the sales process. We believe that these actions will result in a better financial performance over the next few quarters. The company has also initiated a stock repurchase program.

It is important to emphasize that remaining listed with The Nasdaq National Market is not sufficient in and of itself to ensure long term value for you, the stockholder. We must stay focused on the critical elements of our business. Please be assured that Docent’s senior management team and the Board of Directors are dedicated to working towards achieving these goals.

It is important that you take this opportunity to participate in the affairs of Docent by voting on the proposal to come before this stockholders’ meeting. The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Special Meeting of Stockholders and proxy statement. Docent’s Board of Directors believes that the proposal set forth in the attached proxy statement is the best alternative presently available to our stockholders. For the reasons described above, we urge you to vote in favor of this proposal.

Thank you for your continued interest in, and support of, Docent.

Sincerely,

R. Andrew Eckert
President & Chief Executive Officer

DOCENT, INC.
2444 CHARLESTON ROAD
MOUNTAIN VIEW, CALIFORNIA 94043

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 15, 2002

To our stockholders:

On Tuesday, October 15, 2002, Docent, Inc. (“Docent”) will hold a Special Meeting of Stockholders at Docent’s executive offices at 2444 Charleston Road, Mountain View, California. The meeting will begin at 10:00 a.m. California time.

At the meeting, the stockholders will consider the following actions:

1.
To approve an amendment to Docent’s Amended and Restated Certificate of Incorporation which shall effect, upon filing, a reverse split of Docent’s outstanding common stock at a ratio of not less than one-for-two and not more than one-for-five and reduce proportionately, based on the reverse stock split ratio, the number of authorized shares of common stock from 250,000,000, and authorize the Board of Directors to file such amendment in its discretion.

2.	To attend to any other business properly presented at the meeting and any adjournments or postponements of the meeting.

The foregoing items of business are more fully described in the attached proxy statement.

Only stockholders of record at the close of business on September 6, 2002 are entitled to notice of, and can vote at, this meeting or any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary course business hours at the principal executive offices of Docent (at the above address) for examination by any stockholder for any purpose relating to the meeting.

The proxy statement and enclosed proxy are being furnished to stockholders on or about September 12, 2002.

By order of the Board of Directors,

R. Andrew Eckert
President & Chief Executive Officer

September 12, 2002
Mountain View, California

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Special Meeting in person. Whether or not you expect to attend the Special Meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (postage prepaid if mailed in the United States) is enclosed for that purpose. If you attend the Special Meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DOCENT, INC.
2444 CHARLESTON ROAD
MOUNTAIN VIEW, CALIFORNIA 94043

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 15, 2002

INTRODUCTION

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors of Docent, Inc., a Delaware corporation (“Docent”), of proxies for use at the special meeting of stockholders to be held on Tuesday, October 15, 2002 at 10:00 a.m. California time, or at any adjournment or postponement of the meeting. At the special meeting we will vote on the matters described in this proxy statement and in the accompanying notice. The special meeting will be held at Docent’s executive offices at 2444 Charleston Road, Mountain View, California. We intend to mail this proxy statement and accompanying proxy card on or about September 12, 2002 to all stockholders entitled to vote at the special meeting.

INFORMATION REGARDING VOTING AT THE SPECIAL MEETING

Record Date and Voting Rights

Our Board of Directors has fixed September 6, 2002 as the record date for determining the Docent stockholders entitled to notice of, and to vote at, the special meeting. Therefore, only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, the special meeting or any adjournment thereof. At the close of business on the record date, there were [             ] shares of our common stock, par value $0.001 per share, issued and outstanding, held by approximately [             ] record holders. A majority of these shares must be present at the special meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles his, her or its holder to one vote.

Shares of our common stock with respect to which the holders are present in person at the special meeting, but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present at our special meeting for purpose of determining whether or not a quorum exists. Brokers who hold shares in nominee or “street” name for customers who are the beneficial owners of the shares may not give a proxy to vote shares held for these customers on the matters to be voted on at our special meeting without specific instructions from their customers. However, broker non-votes (i.e., shares held by brokers or nominees as to which instructions have not been received from beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be counted for purposes of determining whether a quorum exists.

Proposal No. 1 (the approval of the reverse split proposal) and all other matters submitted to the stockholders will require the affirmative vote of a majority of our outstanding shares of common stock present or represented and entitled to vote at the special meeting. Abstentions may be specified on proposals and will be counted as present for purposes of the proposal on which the abstention is voted. Therefore, abstentions will have the same effect as votes against approval of the proposals. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal. Our Board of Directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

Solicitation of Proxies

Docent will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of our common stock beneficially owned by others, in order to allow them to forward such solicitation materials to such beneficial owners. Docent will reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to such beneficial owners. The solicitation of proxies through this proxy statement may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Docent. No additional compensation will be paid to directors, officers or other regular employees for such services.

Proxies

All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies through the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If a stockholder does not indicate a choice on the proxy, such stockholder’s shares will be voted “FOR” the approval of the proposed reverse split. Our Board of Directors is unaware of any other matters that may be presented for action at the special meeting. If other matters properly come before the stockholders at the special meeting, however, the shares will be voted as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting. A stockholder giving a proxy has the power to revoke it at any time before it is voted by (i) delivering to Docent’s Corporate Secretary either a written instrument revoking the proxy or a valid proxy with a later date, or (ii) attending the meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of Docent proxies should be addressed to Docent, Inc., 2444 Charleston Road, Mountain View, California 94043, Attention: Corporate Secretary.

PROPOSAL NO. 1
AMENDMENT OF DOCENT’S AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

At the special meeting, stockholders will be asked to approve an amendment (the “Amendment”) of Docent’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in order to effect a reverse stock split of Docent’s common stock and to reduce proportionately, by the reverse split ratio, the number of authorized shares of common stock from 250,000,000. If the stockholders approve Proposal No. 1, the Board of Directors will have the authority, in its sole discretion, to file this Amendment.

General

The Board of Directors has approved and is hereby soliciting stockholder approval of the Amendment to the Certificate of Incorporation to effect a reverse stock split in the range from 1:2 to 1:5 in the form set forth in Appendix A to this proxy statement. Hence, a vote FOR Proposal No. 1 will include approval of a 1:2, 1:3, 1:4 and 1:5 reverse split of Docent’s outstanding common stock and will grant the Board of Directors the authority to select the exact exchange ratio within that range to be implemented. The par value of Docent’s common stock would remain unchanged at $0.001 per share, and the number of authorized shares of common stock would be reduced proportionately, by the reverse split ratio, from 250,000,000. If the stockholders approve this proposal, the Board of Directors will have the authority, in its sole discretion, and without further action on the part of the stockholders, to effect the approved reverse stock split by filing the Amendment with the Delaware Secretary of State at any time after the Amendment described in Proposal No. 1 is filed and the transactions described in Proposal No. 1 have closed. The Board of Directors believes that approval of a proposal granting this discretion to the Board, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board with the maximum flexibility to react to current market conditions in the best interests of Docent and its stockholders.

The Board of Directors has approved the Amendment for adoption by the stockholders because it believes that the reverse stock split is in the best interests of Docent and its stockholders. However, the Board of Directors reserves the right, notwithstanding stockholder approval, and without further action by the stockholders, to decide not to proceed with the filing of the Amendment and the reverse stock split, if at any time prior to the filing of the Amendment it determines, in its sole discretion, that the reverse stock split is no longer in the best interests of Docent and the stockholders. Thus, a vote FOR Proposal No. 1 will include authorization for the Board of Directors to not file the Amendment in the event that it determines that it would be in the best interests of Docent and our stockholders to not file the Amendment.

If the stockholders approve Proposal No. 1, the Board of Directors may, in its discretion, cause the Amendment to be filed with the Secretary of State of the State of Delaware. The reverse stock split and the proportionate decrease in the number of authorized shares of our common stock will become effective upon the filing of the Amendment with the Secretary of State of the State of Delaware without further action by us or our stockholders.

Reasons for the Reverse Stock Split

The primary reasons the reverse stock split is being proposed are to maintain the eligibility of our common stock for listing on The Nasdaq National Market and to increase the common stock’s attractiveness to potential investors. In order to maintain our listing on The Nasdaq National Market, the minimum daily closing bid price per share of our common stock must be $1.00 or greater. On August 16, 2002, Nasdaq notified us that our common stock had failed to maintain a minimum closing bid price greater than or equal to $1.00 for thirty (30) consecutive trading days. This failure to comply with this requirement for continued listing on The Nasdaq National Market subjects our common stock to possible delisting. Accordingly, Docent was provided until November 14, 2002 to regain compliance with this requirement. Based on recent trading prices, we anticipate that, if we effect the reverse stock split, our common stock will trade higher than $1.00 per share. In order to regain compliance with this requirement, the closing bid price of Docent’s common stock must have been at or above $1.00 per share for a minimum of ten (10) consecutive trading days at any time prior to November 14, 2002. If Proposal No. 1 is not approved, it is possible that our common stock will cease to be listed and traded on The Nasdaq National Market. Such delisting would significantly and adversely affect the trading in and liquidity of our common stock.

The Board of Directors is also seeking the authority to effect the reverse stock split because it hopes that the reverse stock split will broaden the market for our common stock and that the resulting anticipated increased price level will encourage interest in the common stock. Various brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with low-priced stocks. In addition, the current price per share of our common stock may result in individual stockholders paying higher per-share transaction costs because fixed-price brokers’ commissions represent a higher percentage of the stock price on lower priced stock than fixed-price commissions on a higher priced stock.

The Board of Directors further believes that a higher stock price would help Docent attract and retain employees and other service providers. The Board of Directors believes that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of Docent’s common stock, the Board of Directors believes this increase will enhance Docent’s ability to attract and retain employees and service providers.

Risks Associated with the Reverse Stock Split

While our Board of Directors believes that our common stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the common stock prior to the reverse stock split times the selected reverse split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the common stock to become less liquid, which could have an adverse effect on the price of the common stock. We cannot offer any assurance that our common stock will continue to meet The Nasdaq National Market continued listing requirements following the reverse stock split. The market price of our common stock is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding.

In addition, there can be no assurance that the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stock or that it will increase Docent’s ability to attract and retain employees and other service providers.

Effects of the Proposed Amendment

The principal effect of the reverse stock split would be to decrease the number of issued and outstanding shares of common stock from              shares to a range between approximately [             ] shares and [             ] shares (depending on the final reverse split ratio selected within the proposed range of 1:2 to 1:5), based on outstanding share information as of September 6, 2002. The Amendment will not affect a stockholder’s proportionate equity interest or the relative rights, preferences or priorities a stockholder is currently entitled to, except for minor differences resulting from adjustments for fractional shares as described below. In determining the final ratio for the reverse stock split, the Board of Directors will consider various factors, including but not limited to, analysis of Docent’s performance during the most recent fiscal quarter and general economic conditions, with emphasis being placed on the closing price of Docent’s common stock on the days immediately prior to the day that the Amendment is filed with the Delaware Secretary of State.

Under Delaware law and under our certificate of incorporation and our bylaws, dissenting stockholders have no appraisal rights in connection with the reverse stock split. Our Board of Directors may make any and all changes to the form of the Amendment that it deems necessary in order to file the Amendment with the Secretary of State of the State of Delaware and to give effect to the reverse split under Delaware law.

If Proposal No. 1 is approved and the Amendment becomes effective, the number of shares of common stock subject to stock options, stock appreciation rights or other similar rights authorized under the Company’s stock option, equity incentive or stock purchase plans will automatically be proportionately adjusted for the reverse stock split ratio. If Proposal No. 1 is approved and the Amendment becomes effective, the number of shares of common stock subject to stock options granted to our directors, officers and employees under our stock option or equity incentive plans and the per share exercise price of these options will automatically be proportionately adjusted up for the reverse stock split so that the aggregate exercise price thereunder remains unchanged (i.e., adjusted exercise price times number of options remains unchanged).

In addition, we have issued warrants to certain investors or other third parties to purchase shares of our common stock. If Proposal No. 1 is approved and the Amendment becomes effective, the exercise price of the warrants and, accordingly, the number of shares of common stock issuable upon exercise of the warrants will be proportionately adjusted, as specified in the documents governing such warrants.

The reverse stock split is likely to result in some stockholders owning “odd-lots” of less than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.

Effective Date

If Proposal No. 1 is approved by the stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of Docent and its stockholders, the Amendment will be effective as of the date and time that it is filed with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law. If the Amendment is approved by the stockholders and the Board of Directors elects to effect the reverse stock split as described above, the reverse stock split will be effective simultaneously with the Amendment becoming effective.

Exchange of Stock Certificates and Payment for Fractional Shares

If Proposal No. 1 is approved by our stockholders and the Board of Directors continues to believe that the reverse stock split is in the best interests of Docent and its stockholders, the exchange of our shares of common stock will occur on the date that we file the Amendment with the Secretary of State of the State of Delaware without any further action on the part of our stockholders and without regard to the date that any stockholder physically surrenders the stockholder’s certificates representing pre-split shares of common stock for certificates representing post-split shares. As soon as practicable after the effective date of the Amendment, our transfer agent,

Computershare Trust Company, will mail transmittal forms to each holder of record of certificates formerly representing shares of our common stock that will be used in forwarding certificates for surrender and exchange for certificates representing the number of shares of our common stock the holder is entitled to receive as a consequence of the reverse split. The transmittal form will be accompanied by instructions specifying other details of the exchange.

After receipt of a transmittal form, each holder should surrender the certificates formerly representing shares of our common stock and will receive in exchange therefor certificates representing the number of shares of our common stock to which the holder is entitled. No stockholder will be required to pay a transfer or other fee to exchange his, her or its certificates. Stockholders should not send in certificates until they receive a transmittal form from Docent’s transfer agent. In connection with the reverse stock split, our common stock will change its current CUSIP number. This new CUSIP number will appear on any new stock certificates issued representing shares of our post-split common stock.

In the event that the number of shares of post-split common stock for any stockholder includes a fraction, we will pay that stockholder, in lieu of issuing fractional shares, a cash amount (without interest) equal to the fair market value of such fraction of a share which would otherwise result from the reverse stock split, based upon the average of the closing bid prices of our common stock as reported on The Nasdaq National Market during each of the five (5) trading days preceding the effective date of the Amendment. This cash payment represents merely a mechanical rounding off of the fractions in the exchange, and is not a separately bargained-for consideration. Similarly, no fractional shares will be issued on the exercise of our warrants and options, except as otherwise expressly specified in the documents governing such warrants and options.

As of the effective date of the Amendment, each certificate representing pre-split shares of common stock will, until surrendered and exchanged as described above, be deemed cancelled and, for all corporate purposes, will be deemed to represent only the number of post-split shares of common stock and the right to receive the amount of cash for any fractional shares as a result of the reverse stock split. However, a stockholder will not be entitled to receive any dividends or other distributions payable by us after the Amendment is effective until that stockholder surrenders and exchanges their certificates. If there are any dividends or distributions, they will be withheld, accumulate and be paid to each stockholder, without interest, once that stockholder surrenders in exchange his, her or its certificates.

Federal Income Tax Consequences

The following discussion is a summary of the material anticipated federal income tax consequences of a reverse stock split of our issued and outstanding shares of common stock within the range specified above, and the proportionate decrease in our authorized shares of common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations thereunder, judicial decisions and current administrative rulings, authorities and practices, all as amended and in effect on the date of this proxy statement. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described below. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested or will be requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the reverse split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders who may be subject to special treatment under the federal income tax laws (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax exempt entities). In addition, this summary does not address any consequences of the reverse split under any state, local or foreign tax laws. As a result, it is the responsibility of each stockholder to obtain and rely on advice from his, her or its tax advisor as to, but not limited to, the following: (a) the effect on his, her or its tax situation of the reverse split, including, but not limited to, the application and effect of state, local and foreign income and other tax laws; (b) the effect of possible future legislation or regulations; and (c) the reporting of information required in connection with the reverse split on his, her or its own tax returns. It will be the responsibility of each stockholder to prepare and file all appropriate federal, state and local tax returns.

We believe that the reverse stock split will constitute a tax-free recapitalization under the Code and that we should not recognize any gain or loss as a result of the reverse stock split. In addition, our stockholders should not recognize any gain or loss if they receive only common stock upon the reverse stock split. If a stockholder receives cash in lieu of a fractional share of common stock that otherwise would be held as a capital asset, the stockholder generally will recognize capital gain or loss equal to the difference, if any, between the cash received and the stockholder’s basis in the fractional share. For this purpose, a stockholder’s basis in the fractional share of common stock will be determined in the manner described below as if the stockholder actually received the fractional share. However, under unusual circumstances, cash received in lieu of a fractional share might possibly be deemed a dividend. The stockholder should consult a tax advisor to determine which of these treatments will apply upon the receipt of cash in lieu of a fractional share of common stock.

We further believe that a stockholder’s aggregate basis of his, her or its post-split shares of common stock will equal his, her or its aggregate basis in the pre-split shares of common stock owned by that stockholder that are exchanged for the post-split shares of common stock. Generally, the aggregate basis will be allocated among the post-split shares on a pro rata basis. However, if a stockholder has used the specific identification method to identify his, her or its basis in pre-split shares of common stock surrendered in the reverse stock split, the stockholder should consult a tax advisor to determine his, her or its basis in the post-split shares. The holding period of the post-split common stock received by a stockholder will generally include the stockholder’s holding period for the shares of pre-split common stock with respect to which post-split shares of common stock are issued, provided that the shares of pre-split common stock were held as a capital asset on the date of the exchange.

Accounting Effects of the Reverse Stock Split

Following the effective date of the reverse stock split, the par value of our common stock will remain at $0.001 per share. The number of outstanding shares of common stock will be reduced by the reverse stock split ratio selected by the Board of Directors, taking into account such additional decrease resulting from our repurchase of fractional shares that otherwise would result from the reverse stock split. Accordingly, the aggregate par value of the issued and outstanding shares of our common stock, and therefore the stated capital associated with our common stock, will be reduced, and the additional paid-in capital (capital paid in excess of the par value) will be increased in a corresponding amount for statutory and accounting purposes. If the reverse stock split is effected, all share and per share information in our financial statements will be restated to reflect the reverse stock split for all periods presented in our future filings, after the effective date of the Amendment, with the Securities and Exchange Commission and The Nasdaq National Market. Stockholders’ equity will remain unchanged.

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of stockholders having a majority of the voting power of all outstanding shares of our capital stock entitled to vote at the special meeting is required to approve the reverse stock split. If Proposal No. 1 is approved by the stockholders, it will become effective on the date the Amendment is filed with the Secretary of State of the State of Delaware. If Proposal No. 1 is not approved, the Proposal will not be implemented. Proxies solicited by the Board of Directors will be voted for this Proposal No. 1, unless you specify otherwise in your Proxy.

The Board of Directors believes that approval of Proposal No. 1 is in the best interests of Docent and its stockholders for the reasons stated above. The Board of Directors recommends that stockholders vote FOR Proposal No. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Docent’s common stock as of July 31, 2002 by: (i) all those known by Docent to be beneficial owners of more than five percent of its common stock; (ii) each of Docent’s executive officers; (iii) each director of Docent; and (iv) all current executive officers and directors of Docent as a group. Beneficial ownership is determined in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and any additional applicable rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable by September 29, 2002 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated, and subject to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares beneficially owned by them. Applicable percentage ownership in the following table is based on 42,969,000 shares of common stock outstanding as of July 31, 2002.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Norwest Venture Partners VI, LP (1)	7,850,254	18.27%
Advanced Technology Ventures IV, LP (2)	4,555,374	10.60%
Accenture (3)	2,396,932	5.58%
AWM Investment Company, Inc. (4)	2,153,000	5.01%
Directors and Executive Officers:
R. Andrew Eckert (5)	4,000	*
David Mandelkerm (6)(7)	1,049,509	2.44%
Arthur T. Taylor (8)	118,235	2.75%
Neil J. Laird (9)	15,000	*
Sanjay P. Dholakia (10)	42,705	*
Shailesh S. Agarwal (11)	9,125	*
David Crussell	0	*
Kevin G. Hall (6)	40,000	*
Jos C. Henkens (12)	84,382	*
Ali R. Kutay (13)	44,000	*
Robert A. Lauer (6)(14)	114,000	*
All directors and executive officers as a group ([11] persons)(6)(15)(16)	1,520,956	3.54%

*	Less than 1% of the outstanding shares of common stock
(1)
Principal address is 525 University Avenue, Suite 800, Palo Alto, California 94301. According to the Schedule 13G filed with the SEC dated February 13, 2002, Itasca VC Partners VI, LLP is the general partner of Norwest Venture Partners VI, LP and has the sole voting and investment power over the shares held by Norwest Venture Partners VI, LP. General Partners George J. Still and John P. Whaley share the investment and voting power over Docent shares beneficially owned by Itasca VC Partners VI, LLP. Kevin G. Hall, a partner of Itasca VC Partners VI, LLP and one of our directors, disclaims beneficial ownership of the shares held by Norwest Venture Partners VI, LP except to the extent of his pecuniary interest therein.

(2)
Principal address is 281 Winter Street, Suite 350, Waltham, Massachusetts 02451. According to the Schedule 13G filed with the SEC dated February 12, 2002, ATV Associates IV, LP is the general partner of Advanced Technology Ventures IV, LP and has shared voting and investment power over the shares held by Advanced Technology Ventures IV, LP. General partners Jos C. Henkens, one of the Docent’s directors, Michael E. Frank, Pieter J. Schiller and Steven N. Baloff share the investment and voting power over shares beneficially owned by ATV Associates IV, LP. Except for Advanced Technology Ventures IV, LP, each of the reporting persons disclaims beneficial ownership except to the extent of his pecuniary interest therein.

(3)
Principal address is 1661 Page Mill Road, Palo Alto, California 94304. Includes 2,396,932 shares of common stock issuable upon the exercise of a warrant with an exercise price of $7.52 per share within sixty days of July 31, 2002.

(4)	Principal address is 153 East 53rd Street, New York City, New York 10022. Holdings per the Schedule 13F filed with the SEC for the period ended June 30, 2002.
(5)	Mr. Eckert joined Docent as President and Chief Operating Officer in December 2001. He became President and Chief Executive Officer, and a director, in April 2002.
(6)
Includes a portion of shares exercised prior to vesting due to early exercise provisions for stock options granted under Docent’s 1997 Stock Option Plan. Any unvested options are subject to repurchase by Docent upon employment termination or termination of services as a director.

(7)	Includes 127,750 shares issuable upon exercise of options within sixty days of July 31, 2002, a portion of which would be subject to repurchase by Docent upon employment termination.
(8)
Includes 115,103 shares issuable upon exercise of options within sixty days of July 31, 2002. Mr. Taylor served as Vice President and Chief Financial Officer until July 2002. As a result of Mr. Taylor’s termination of employment, his options will expire on October 29, 2002.

(9)	Mr. Laird joined Docent as Senior Vice President and Chief Financial Officer in August 2002.
(10)	Includes 42,705 shares issuable upon exercise of options within sixty days of July 31, 2002.
(11)	Includes 9,125 shares issuable upon exercise of options within sixty days of July 31, 2002.
(12)
Includes 40,000 shares issuable upon exercise of options within sixty days of July 31, 2002, a portion of which would be subject to repurchase by Docent upon termination of Mr. Henken’s services as a director.

(13)
Includes 44,000 shares issuable upon exercise of options within sixty days of July 31, 2002, a portion of which would be subject to repurchase by Docent upon termination of Mr. Kutay’s services as a director.

(14)	Includes 24,000 shares held by Mr. Lauer as general partner of Earl’s Island FLP, a family limited partnership.
(15)	Includes 250,903 shares issuable upon exercise of options within 60 days of July 31, 2002.
(16)	Includes shares beneficially owned by Mr. Arthur R. Taylor, the Company’s Vice President and Chief Financial Officer, whose employment terminated on July 2002.

2003 STOCKHOLDER PROPOSALS

From time to time, Docent stockholders submit proposals that they believe should be voted upon at the annual meeting or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, certain stockholder proposals may be eligible for inclusion in Docent’s proxy statement and form of proxy in connection with our 2003 Annual Meeting of Stockholders. Such stockholder proposals must be submitted in writing to the Corporate Secretary of Docent no later than January 20, 2003 in order to be included in the proxy statement and form of proxy relating to Docent’s 2003 Annual Meeting of Stockholders. The submission of a stockholder proposal does not guarantee that it will be included in Docent’s proxy statement and form of proxy. Alternatively, under the Bylaws, any nominations or proposals which the stockholder does not seek to include in Docent’s proxy statement and form of proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, must be submitted in writing to our Corporate Secretary no later than April 8, 2003, nor earlier than March 9, 2003, and must otherwise satisfy the requirements of Docent’s Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, Docent may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such stockholder proposal or nomination submitted by a stockholder.

By Order of the Board of Directors

Dated: September   , 2002                                                                       R. Andrew Eckert
President & Chief Executive Officer

ANNEX A

Text of Proposed Amendment

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DOCENT, INC.

Docent, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

FIRST:    The name of the Corporation is Docent, Inc.

SECOND:    Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment amends the provisions of the Corporation's Amended and Restated Certificate of Incorporation.

THIRD:    The terms and provisions of this Certificate of Amendment (i) have been duly approved by the Board of Directors; and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

FOURTH:    Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

"IV.

A.    This corporation is authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is                      million (            ) shares*. [                    ] million (            ) shares** shall be Common Stock, each having a par value of one-tenth of one cent ($0.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($0.001).

B.    The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law ("DGCL"), to fix or alter from time to time the designation, powers, preferences and rights of the share of each such series and qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares constituting any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A-1

Upon filing this amendment to the Amended and Restated Certificate of Incorporation (the "Effective Date"), the issued and outstanding Common Stock of the corporation will be reverse split on a one-for-[                ]*** basis so that each [            ]*** shares of Common Stock, issued and outstanding immediately prior to the Effective Date, shall automatically be converted into and reconstituted as one share of Common Stock (the "Reverse Split"). No fractional shares will be issued by the corporation as a result of the Reverse Split, and, as of the Effective Date, stockholders otherwise entitled to receive fractions of shares shall have no further interest as a stockholder in respect of such fractions of shares. The corporation will pay in cash (with no interest) the value, based on the average of the closing prices of the Common Stock, as reported on The Nasdaq National Market during each of the five (5) trading days preceding the Effective Date, of fractions of shares which otherwise would result from the Reverse Split."

FIFTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective as of the date it is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation of the Corporation has been signed by             , its authorized officer this          day of             , 200            .

DOCENT, INC.

By:
Title:

*       A vote FOR Proposal No. 1 includes approval of a Certificate of Amendment with the numbers 130,000,000, 88,333,333, 67,500,000 and 55,000,000 where indicated, along with authorization for the Board of Directors to file any such Certificate with the Secretary of State of the State of Delaware in its discretion.
**     A vote FOR Proposal No. 1 includes approval of a Certificate of Amendment with the numbers 125,000,000, 83,333,333, 62,500,000 and 50,000,000 where indicated, along with authorization for the Board of Directors to file any such Certificate with the Secretary of State of the State of Delaware in its discretion.
***  A vote FOR Proposal No. 1 includes approval of a Certificate of Amendment with the numbers two (2), three (3), four (4) and five (5) where indicated, along with authorization for the Board of Directors to file any such Certificate with the Secretary of State of the State of Delaware in its discretion.

A-2

DOCENT, INC. PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints R. Andrew Eckert and Neil John Laird, or either of them, each with power of substitution, to attend and to represent the undersigned at the special meeting of Stockholders of Docent, Inc. (the “Company”) to be held at Docent’s principal executive offices at 2444 Charleston Road, Mountain View, California on October 15, 2002 at 10:00 a.m. California time or at any adjournment or postponement thereof, and to vote the number of shares of stock of Docent the undersigned would be entitled to vote if personally present at the meeting in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF DOCENT. THE SHARES WILL BE VOTED AS DIRECTED ON THE REVERSE. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO DOCENT’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE SPLIT OF DOCENT’S COMMON STOCK. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING, PROXIES WILL BE VOTED ON THESE MATTERS AS THE PROXIES NAMED HEREIN MAY DETERMINE IN THEIR SOLE DISCRETION. WHETHER OR NOT YOU PLAN TO ATTEND IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

The proposals referred to below are described in the proxy statement for the special meeting.

The Board of Directors recommends that you vote FOR Proposal No. 1.

(Continued and to be signed on reverse side)

——————————————— FOLD AND DETACH HERE —————————————

1

Docent, Inc.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY:    X

1.
Proposal by Docent to approve an amendment to Docent’s Amended and Restated Certificate of Incorporation which shall effect, upon filing, a reverse split of Docent’s outstanding common stock at ratio no less than one-for-two and not more than one-for-five and reduce proportionately, by the reverse split ratio, the number of authorized shares of common stock from 250,000,000, and authorize the Board of Directors to file such amendment at its discretion:

FOR    ❑                     AGAINST     ❑                         ABSTAIN     ❑
2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting.

This proxy will be voted as directed. If no direction is made, this Proxy will be voted FOR Proposal No. 1 described above.

(Shares of Common Stock)

Please sign exactly as name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or authorized officer. If a partnership, limited liability company or other entity, please sign entity’s full name by authorized person.

Signature                                                                                                                         Date:            , 2002

Printed Name(s)

Title (if Applicable)

2